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                                                                       EXHIBIT 7


                              STANDSTILL AGREEMENT

     THIS STANDSTILL AGREEMENT (this "Agreement") is entered into as of January 25, 1999 by and between Peptide Therapeutics Group plc, a corporation organized under the laws of England and Wales ("Peptide"), and Pasteur Merieux Serums & Vaccins S.A., a societe anonyme existing and organized under the laws of the Republic of France ("PMC").

     WHEREAS, Peptide, Peach Acquisition Corp. and OraVax, Inc. ("OraVax") have entered into an Agreement and Plan of Acquisition, dated November 10, 1998 (the "Merger Agreement"), whereby OraVax is to be acquired by Peptide by way of a merger (the "Merger") of OraVax with and into Peach Acquisition Corp.;

     WHEREAS, simultaneously with the execution of this Agreement, Peptide and PMC have entered into an agreement (the "Overview Agreement") whereby Peptide has agreed, to, among other things, cause OraVax, upon the effective time of the Merger (the "Effective Time"), to enter into certain agreements providing for the licensing to PMC of specific OraVax technology;

     WHEREAS, in connection with the execution of the Overview Agreement, the parties hereto wish to provide herein, among other things, for certain agreements regarding PMC's ability to take certain actions with respect to OraVax pending the Effective Time;

     NOW, THEREFORE, in consideration of the mutual agreements herein set forth and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                                 PMC STANDSTILL

     1.1 PMC agrees that, prior to the earlier of the Effective Time and the date of the termination of this Agreement pursuant to Article II below, PMC shall not, and shall cause each of its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) not to, directly or indirectly:

          (a) acquire or make any proposal to acquire any securities of OraVax (except by way of stock dividends or other distributions or offerings made by OraVax on a pro rata basis to its security holders) or seek or propose any merger, consolidation, business combination, tender or exchange offer or sale or purchase of all or a substantial portion of the assets of OraVax, it being understood that nothing in this Section 1.1 shall restrict the ability of PMC and its affiliates as it relates to enforcement of PMC's rights arising under that certain loan and security arrangement dated November 2, 1998 between PMC and OraVax JVM, Inc.;


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          (b) make, or in any way participate in, any "solicitation" of
     "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of OraVax;

          (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of OraVax or in connection with any of the foregoing;

          (d) have any discussions or enter into any arrangements, understandings or agreements with, or advise, assist or encourage, any other persons in connection with any of the foregoing; or

          (e) announce an intention to do any of the foregoing.

     1.2 The parties agree that the foregoing shall not restrict PMC from entering into negotiations with OraVax regarding (i) a licensing transaction with respect to any of the Proprietary Rights which are the subject of any of Annexes A - C to the Overview Agreement, or (ii) an Acquisition Proposal, if in either case, OraVax initiates negotiations with PMC or PMC knows or becomes aware that OraVax or Peptide (or any of their respective officers, members of the board of directors, or any person acting at the direction of, or to the knowledge of any of the foregoing) initiates negotiations with a third party with respect to any of the foregoing.


                                   ARTICLE II
                                  TERMINATION

     2.1  This Agreement may be terminated at any time prior to the Effective
Time:

          (a) By mutual written consent of the parties hereto;

          (b) By PMC or Peptide, by written notice to the other, upon the termination of the Merger Agreement (provided that, with respect to PMC's termination right hereunder, the termination of the Merger Agreement does not result from the breach by PMC of Article I of this Agreement); or

          (c) By PMC, by written notice to Peptide (provided that with respect to PMC's termination right hereunder the occurrence of the events under clauses (i), (ii), (iii), or (iv) hereunder, as applicable in the particular instance, giving rise to the termination right, does not result from the breach by PMC of Article I of this Agreement):

          (i) upon the public announcement of the commencement of, or an intention to commence or make, a tender offer or exchange offer


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               by any person other than PMC or an affiliate of PMC for
               securities of OraVax;

          (ii) upon the occurrence of any event that would entitle Peptide to terminate the Merger Agreement under any of Section 9.1(c)(ii) [board recommendation or improper response to Acquisition Proposal], Section 9.1(d)(i) - (iv) [outside date, injunction, shareholder rejection], or Section 9.1(c)(i) [breach] if the circumstances permitting such termination relate to a breach of
               Section 5.1(a)(iv) [preservation of intellectual property rights] or Section 5.2(b)(ii) [disposition of material assets], if in either case the assets at issue are Proprietary Rights which are the subject of Annexes A - C to the Overview Agreement or Section
               5.10 [no solicitation], (provided that such right to terminate the Merger Agreement does not result from the breach by PMC of
               Article I of this Agreement), irrespective of any waivers or extensions of time to perform that may be given by Peptide to OraVax under the Merger Agreement and irrespective of any breach by Peptide of any representations, warranties, covenants or other agreements contained in the Merger Agreement;

         (iii) upon the public announcement of, or PMC otherwise becoming aware of, the submission to OraVax by any person other than PMC or an affiliate of PMC of a bona fide Acquisition Proposal (as defined in the Merger Agreement), which in the reasonable judgment of PMC is capable of being financed and consummated by the person making the Acquisition Proposal; or

          (iv) upon the modification, amendment or waiver of any term or condition of the Merger Agreement (x) which is reasonably determined by PMC to be adverse to the stockholders of OraVax (it being understood that a reduction in the amount per share or nature or method of payment of consideration to the common stockholders of OraVax shall be deemed to be adverse) or (y) which extends the July 31, 1999 outside termination date under the Merger Agreement.

     2.2 Peptide shall promptly notify PMC if it becomes aware that there has occurred any event referenced in Sections 2.1(c)(ii) above or of the submission of an Acquisition Proposal referenced in Section 2.1(c)(iii) above.

     2.3 No termination of this Agreement shall relieve any party from liability by reason of any breach by such party of any of its covenants or representations contained herein occurring prior to the termination of this Agreement.


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                                   ARTICLE III
                                 REPRESENTATIONS

     3.1 Each of the parties hereto represents and warrants with respect to itself that such party is duly authorized to execute, deliver and perform this Agreement, that this Agreement has been duly executed and delivered by such party and that this Agreement is a valid and binding agreement of such party, enforceable against such party in accordance with its terms.

                                   ARTICLE IV
                                  MISCELLANEOUS

     4.1 All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, one business day after delivery to an overnight courier, upon facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

               (a)  If to Peptide, to:

                    Peptide Therapeutics Group plc
                    321 Cambridge Science Park
                    Milton Road
                    Cambridge CB4 4WG
                    England
                    Attn:    Chief Executive
                    Telephone:       01223 423333
                    Facsimile:       01223 423341

                    with a copy to:

                    Palmer & Dodge LLP
                    One Beacon Street
                    Boston, Massachusetts  02108
                    Attn:    Michael Lytton, Esq.
                    Telephone:       (617) 573-0100
                    Facsimile:       (617) 227-4420

               (b)  If to PMC, to:

                    Pasteur Merieux Serums & Vaccins S.A.
                    58, avenue Leclerc
                    69007 Lyon, France
                    Attn: Senior Vice President, Corporate and Legal Affairs, and General Counsel
                    Telephone:       011 33 4 37 37 77 84
                    Facsimile:       011 33 4 37 37 70 61


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                    with a copy to:

                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                    590 Madison Avenue
                    New York, New York  10022
                    Attn:    L. Kevin O'Mara, Jr.
                    Telephone:       (212) 872-1000
                    Facsimile:       (212) 872-1002


Any party may by notice given in accordance with this Section 4.1 to the other party designate another address or person for receipt of notices hereunder.

     4.2 This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware. Each party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court in the State of Delaware or the State of New York with respect to any suit, action, proceeding or judgment relating to or arising out of this Agreement. PMC agrees that money damages would not be sufficient remedy for Peptide for any breach of this Agreement by PMC, and that in addition to all other remedies Peptide may have, Peptide shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. PMC agrees not to oppose the granting of such relief in the event a court determines that such breach has occurred, and agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

     4.3 This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

     4.4 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other party hereto.

     4.5 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.6 This Agreement contains the entire agreement between the parties in respect of the subject matter contained herein, and supersedes all prior agreements, written or oral, with respect thereto.

     4.7 If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.


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     4.8  Notwithstanding anything to the contrary contained herein, the
Agreement and the obligation of the parties hereunder shall terminate on October 31, 1999 to the extent this Agreement has not been otherwise terminated prior to that date.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.


                                        PEPTIDE THERAPEUTICS GROUP PLC


                                        By: /s/ Nicolas Higgins
                                            ---------------------
                                            Name:  Nicolas Higgins
                                            Title: Commercial Director



                                        PASTEUR MERIEUX SERUMS & VACCINS S.A.


                                        By: /s/ Paul Kirkconnell
                                            ----------------------
                                            Name:  Paul Kirkconnell
                                            Title: Corporate Vice President